EXHIBIT 99.1

Conatus Pharmaceuticals Reports Third Quarter 2015 Financial Results and Program Updates

SAN DIEGO, Nov. 4, 2015 (GLOBE NEWSWIRE) -- Conatus Pharmaceuticals Inc. (Nasdaq:CNAT), a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease, today announced financial results for the quarter and nine months ended September 30, 2015, and provided updates on its clinical development programs.

Financial Results

The net loss for the third quarter of 2015 was $6.1 million compared with $6.4 million for the third quarter of 2014. The net loss for the first nine months of 2015 was $18.1 million compared with $17.0 million for the first nine months of 2014.

Research and development expenses were $4.1 million for the third quarter of 2015 compared with $4.4 million for the third quarter of 2014. The decrease in research and development expenses was primarily due to a decrease in external emricasan clinical trial and manufacturing costs, partially offset by an increase in external emricasan preclinical costs. Research and development expenses were $12.1 million for the first nine months of 2015 compared with $11.5 million for the first nine months of 2014. The increase in research and development expenses was primarily due to an increase in external emricasan clinical trial and preclinical costs and higher personnel costs, including noncash stock-based compensation expense, partially offset by a decrease in external emricasan manufacturing costs.

General and administrative expenses were $2.0 million for the third quarter of 2015 and the third quarter of 2014. General and administrative expenses were $6.0 million for the first nine months of 2015 compared with $5.5 million for the first nine months of 2014. The increase in general and administrative expenses was primarily due to higher personnel costs, including noncash stock-based compensation expense.

Cash, cash equivalents and marketable securities were $43.5 million at September 30, 2015, compared with $37.1 million at December 31, 2014. The company is revising its projection for the year-end 2015 balance of cash, cash equivalents and marketable securities from the prior mid $20 million range to the low $30 million range. The revised projection reflects lower than anticipated upfront costs related to implementation of the company's registration strategy.

Program Updates

Conatus is developing its lead compound, emricasan, for the treatment of patients with chronic liver disease and recently reported top-line results from its Phase 2 Portal Hypertension (PH) clinical trial in patients with liver cirrhosis and portal hypertension.

Conatus currently has two active Phase 2 clinical trials:

  POLT-HCV-SVR: in post-orthotopic liver transplant (POLT) recipients with liver fibrosis or cirrhosis post-transplant as a result of recurrent hepatitis C virus (HCV) infection who have successfully achieved a sustained viral response (SVR) following HCV antiviral therapy; and
  Liver Cirrhosis (LC): in patients with liver cirrhosis and Model for End-stage Liver Disease (MELD) scores of 11 to 18.

Portal Hypertension Trial Update

In September 2014, Conatus initiated the exploratory, open-label Phase 2 PH clinical trial of emricasan, a first-in-class, orally active pan-caspase inhibitor, in patients with liver cirrhosis due to different etiologies and portal hypertension confirmed by hepatic venous pressure gradient (HVPG) procedure upon enrollment. Patients received 25 mg of emricasan orally twice daily for 28 days. The PH clinical trial was conducted at nine U.S. sites and enrolled 23 patients (22 evaluable) with portal hypertension and compensated liver cirrhosis that was predominantly due to nonalcoholic steatohepatitis (NASH) or HCV, including patients with active HCV infection and patients who had an SVR to antiviral therapy.

Conatus announced in September 2015 that the PH clinical trial met the following primary endpoints: a) a clinically meaningful and statistically significant change from baseline in HVPG in patients with liver cirrhosis and severe portal hypertension (HVPG ≥12 mmHg); and b) a statistically significant change from baseline in cleaved Cytokeratin 18 (cCK18), a mechanism-specific biomarker of excessive cell death that contributes to chronic inflammation, in the total evaluable patient population. Detailed results have been accepted for a late-breaking oral presentation on November 16 at 4:15 p.m. PT at The Liver Meeting®, the annual meeting of the American Association for the Study of Liver Diseases (AASLD) in San Francisco November 13-17, 2015. The abstract is available at www.aasld.org.

POLT-HCV-SVR Trial Update

In May 2014, Conatus initiated a double-blind, placebo-controlled Phase 2b clinical trial in approximately 60 POLT-HCV-SVR patients with residual fibrosis or cirrhosis (Ishak Fibrosis Score 2 to 6) who will receive 25 mg of emricasan or placebo orally twice daily for two years. In June 2015, Conatus announced initial pre-treatment biomarker and histology data from the trial, confirming that the underlying mechanisms addressed by emricasan are active, and that the target population may be suitable for demonstrating potential histology benefits. The primary endpoint in this exploratory proof-of-concept trial is the change in the Ishak Fibrosis Score compared with placebo. The trial will also evaluate histological markers of inflammation, key serum biomarkers, and the safety and tolerability of emricasan. Top-line results are expected in the first half of 2018.

Liver Cirrhosis Trial Update

In September 2014, Conatus initiated the double-blind, placebo-controlled, six-month Phase 2 LC clinical trial in approximately 80 patients with liver cirrhosis due to different etiologies, mild to moderate liver impairment and a MELD score of 11 to 18 during the screening period. In the first stage, which is double-blind and placebo-controlled, patients were randomized 1:1 to receive either 25 mg of emricasan or placebo orally twice daily for three months. The primary endpoint is change from baseline in cCK18. Secondary endpoints include changes from baseline in MELD score and Child-Pugh-Turcotte (CPT) status. A variety of laboratory parameters associated with liver synthetic and excretory function, such as serum albumin levels, international normalized ratio (INR) and total bilirubin levels, will also be evaluated. In the second stage, which is open-label, patients who complete the first stage of the trial, either on treatment or placebo, may receive emricasan for an additional three months. Most of the patients in this trial were classified as CPT-B. Initial results from the first stage of the LC trial are expected to be available in the fourth quarter of 2015 and to be reported in early 2016.

Registration Strategy

Conatus met with the U.S. Food and Drug Administration (FDA) in May 2015 to discuss potential registration pathways for emricasan, including pathways based on validated surrogate endpoints published by the FDA in conjunction with AASLD that may be suitable for approval in cirrhosis, and received feedback on the proposed patient populations and methods of measuring and analyzing these endpoints. Conatus subsequently developed a registration strategy with an initial focus in cirrhosis, with additional supportive long term safety data in patients with NASH fibrosis. Multiple parallel Phase 2b clinical trials, the EmricasaN, a Caspase inhibitOR, for Evaluation, or ENCORE trials, will evaluate a range of emricasan doses over various treatment durations in patients of different etiologies. Conatus expects to initiate these trials on a staggered basis over the next 15 months and expects top-line results to be available periodically beginning in the first half of 2018:

  ENCORE-PH: A randomized, double-blind, placebo-controlled clinical trial will evaluate the effect of emricasan in reducing HVPG in approximately 160 patients with compensated or early decompensated cirrhosis and severe Portal Hypertension due to either NASH or HCV-SVR. Treatment will be for six months.
  ENCORE-AC: A randomized, double-blind, placebo-controlled clinical trial will evaluate the effect of emricasan in reducing HVPG in approximately 60 currently abstinent patients with compensated or early decompensated Alcoholic Cirrhosis and severe portal hypertension. Treatment will be for six months.
  ENCORE-XT: An eXTension clinical trial that will continue treatment for at least an additional 18 months, for a total of at least two years, in patients who complete either the ENCORE-PH trial or ENCORE-AC trial – with continued monitoring for efficacy, safety, clinical outcomes and health-related quality of life.
  ENCORE-LF: A potential randomized, double-blind, placebo-controlled clinical trial, pending results from the ongoing LC trial, will assess long-term Liver Function endpoints of MELD and CPT, related serum biomarkers and laboratory parameters associated with liver function, and will collect chronic administration safety information in patients with compensated cirrhosis and clinically significant portal hypertension.
  ENCORE-NF: A randomized, double blind, placebo-controlled clinical trial will evaluate the effect of emricasan in reducing fibrosis and steatohepatitis in approximately 300 patients with NASH Fibrosis but not cirrhosis. Treatment will be for 18 months. The primary endpoint will be a biopsy-based change in fibrosis by at least one stage using the NASH Clinical Research Network Histologic Scoring System, without worsening of steatohepatitis.

These trials are designed to provide statistically significant and clinically relevant efficacy data, dosing confirmation, and safety data to support chronic administration. Conatus believes the combined ENCORE trials will support the design of Phase 3 efficacy and safety trials. Conatus also believes the ENCORE trials could warrant discussions with regulatory agencies regarding potential accelerated approval if the resulting efficacy and safety data are sufficiently robust. However, the decision to pursue such an accelerated approval will depend on multiple factors, including the size of the efficacy and safety database, the strength of the efficacy data, the adequacy of the dose ranging data, and the regulatory agencies' acceptance of a surrogate endpoint for trials of emricasan in patients with liver cirrhosis.

Conference Call and Audio Webcast

Conatus will host a conference call and audio webcast at 4:30 p.m. Eastern Time today to discuss the quarterly results and provide a corporate update. To access the conference call, please dial 877-312-5857 (domestic) or 970-315-0455 (international) at least five minutes prior to the start time and refer to conference ID 66581389. A live and archived audio webcast of the call will also be available in the Investors section of the Conatus website at www.conatuspharma.com.

About Conatus Pharmaceuticals

Conatus is a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease. Conatus is developing emricasan, a first-in-class, orally active pan-caspase protease inhibitor, for the treatment of patients with chronic liver disease. To date, emricasan has been studied in over 600 subjects in fifteen clinical trials across a broad range of liver disease etiologies and stages of progression, and has demonstrated statistically significant, rapid and sustained reductions in elevated levels of key biomarkers of inflammation and apoptosis that are implicated in the severity and progression of liver disease. For additional information, please visit www.conatuspharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward looking statements, including statements regarding:  Conatus' projected cash, cash equivalents and marketable securities; the suitability of the POLT-HCV-SVR trial for demonstrating histology benefits; the timeline to announce final top-line results from the POLT-HCV-SVR trial and initial results from the first stage of the LC trial; the timeline to initiate the  ENCORE trials; the timeline to announce results from the ENCORE trials; the size, patient population and treatment duration of each ENCORE trial; the ability of the ENCORE trials to provide statistically significant and clinically relevant efficacy data, dosing confirmation, and safety data to support chronic administration and support the design of Phase 3 trials; and the ability of the ENCORE trials to warrant discussions with regulatory agencies regarding potential accelerated approval. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including:  Conatus' ability to initiate and successfully complete current and future clinical trials; Conatus' dependence on its ability to obtain regulatory approval for, and then successfully commercialize emricasan, which is Conatus' only drug candidate; Conatus' reliance on third parties to conduct its clinical trials, enroll subjects, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of emricasan, if approved; potential adverse side effects or other safety risks associated with emricasan that could delay or preclude its approval; Conatus' ability to use accelerated approval pathways and/or obtain orphan drug exclusivity for emricasan for any indication; results of current and future clinical trials of emricasan; the potential for competing products to limit the clinical trial enrollment opportunities for emricasan in certain indications; the uncertainty of the FDA's and other regulatory agencies' approval processes and other regulatory requirements; Conatus' ability to fully comply with numerous federal, state and local laws and regulatory requirements applicable to it; Conatus' limited operating history and its ability to operate successfully as a public company; Conatus' ability to obtain additional financing in order to complete the development and commercialization of emricasan; Conatus may spend its available cash faster than it anticipates; and those risks described in Conatus' prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in Conatus' forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Conatus does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Conatus Pharmaceuticals Inc.
Selected Condensed Financial Information
(Unaudited)

	Three Months Ended		Nine Months Ended
Statements of Operations	September 30,		September 30,
	2015	2014	2015	2014

Operating expenses:
Research and development	$ 4,103,257	$ 4,397,402	$ 12,056,997	$ 11,515,068
General and administrative	1,958,078	2,018,835	6,033,739	5,451,770
Total operating expenses	6,061,335	6,416,237	18,090,736	16,966,838
Other income (expense):
Interest income	19,680	11,989	49,076	48,105
Interest expense	(17,500)	(17,500)	(52,500)	(52,500)
Other expense	(8,391)	(15,412)	(10,304)	(12,307)
Total other expense	(6,211)	(20,923)	(13,728)	(16,702)
Net loss	$ (6,067,546)	$ (6,437,160)	$ (18,104,464)	$ (16,983,540)

Net loss per share, basic and diluted	$ (0.31)	$ (0.42)	$ (0.99)	$ (1.10)

Weighted average shares outstanding used in computing net loss per share, basic and diluted	19,668,287	15,508,477	18,209,871	15,455,056

			September 30,	December 31,
Balance Sheets			2015	2014

Assets
Current assets:
Cash, cash equivalents and marketable securities			$ 43,462,769	$ 37,071,946
Prepaid and other current assets			879,633	796,818
Total current assets			44,342,402	37,868,764
Property and equipment, net			191,023	237,066
Other assets			77,376	342,051
Total assets			$ 44,610,801	$ 38,447,881

Liabilities and stockholders' equity
Current liabilities			$ 3,644,802	$ 4,175,233
Note payable			1,000,000	1,000,000
Deferred rent			150,623	58,699
Stockholders' equity			39,815,376	33,213,949
Total liabilities and stockholders' equity			$ 44,610,801	$ 38,447,881

CONTACT: MEDIA:  David Schull
         Russo Partners, LLC
         (858) 717-2310
         David.Schull@RussoPartnersLLC.com

         INVESTORS:  Alan Engbring
         Conatus Pharmaceuticals Inc.
         (858) 376-2637
         aengbring@conatuspharma.com